EXHIBIT 10-109

Pinnacle Airlines Corp.

Summary of Terms and Conditions of the $74,285,000

Senior Secured Superpriority Debtor-in-Possession Facility

This Summary of Proposed Terms and Conditions (including the Annexes hereto, the “Term Sheet”) is not intended to be a comprehensive list of all relevant terms and conditions of the transactions contemplated herein.  It is for the purpose of outlining the proposed credit facility described below.

Borrower:
Pinnacle Airlines Corp. (the “Borrower”), as a debtor in possession under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in a jointly administered case (the “Borrower’s Case”) pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) with its affiliated debtors in possession including Pinnacle Airlines, Inc. (“Pinnacle Airlines”), Colgan Airlines, Inc. (“Colgan”), Mesaba Airlines (“Mesaba”) and Pinnacle East Coast Operations Inc. (“Pinnacle East”) expected to be filed on April 1, 2012 (the “Filing Date”).

Guarantors:
All obligations under the Facility (as defined below) and the other Loan Documents (as defined below) will be unconditionally guaranteed (the “Guarantee”) by each subsidiary of the Borrower that files as a debtor in possession in the Cases (as defined below) pending in the Bankruptcy Court (the “Guarantors’ Cases” and together with the Borrower’s Case, the “Cases”) and jointly administered with the Borrower’s Case and any other domestic subsidiary of the Borrower (collectively, the “Guarantors”).  The Borrower and the Guarantors are referred to herein as the “Obligors” or, as the case may be, the “Debtors”.

DIP Facility:
A superpriority senior secured multiple draw term loan facility (the “Facility”) in an aggregate principal amount of up to $74.285 million (the “Commitment”).  Amounts repaid or prepaid under the Facility may not be reborrowed.

Lenders:	Delta Air Lines, Inc. (together with its successors and assigns, “Delta”) and other institutions selected by Delta (collectively, the “Lenders”).

Administrative Agent:	Delta (together with its successors and assigns, the “Administrative Agent”).

Collateral Agent:	Delta (together with its successors and assigns, the “Collateral Agent”).

Purpose/Use of Proceeds:	The proceeds of the Facility shall be used (i) to provide working capital for, and for other general corporate purposes of, the Borrower and its subsidiaries, including the payment of expenses of administration in the Cases, (ii) to repay in full the Promissory Note, and (iii) to pay the costs and expenses of the Lenders, in each case in accordance with the Budget.
For avoidance of doubt, no portion of the Facility, the collateral securing the Facility, the proceeds of the Facility or the collateral or the Carve-Out (as defined below) may be used in connection with the investigation (including, without limitation, discovery proceedings), initiation or prosecution of any claims, causes of action, objections, adversary proceedings or other litigation against the Lenders and the Promissory Note Lender (as defined below), including, but not limited to, (i) with respect to raising any defense to the validity, perfection, priority, extent, or enforceability of the obligations under the Facility and/or the Promissory Note (as defined below) including the liens with respect thereto and (ii) with respect to pursuing any potential claims against the Lenders or the Promissory Note Lender (or their respective predecessors-in-interest, agents, affiliates, representatives, attorneys, or advisors) asserting or alleging any claims including, but not limited to, “lender liability”-type claims or causes of action, causes of actions under chapter 5 of the Bankruptcy Code (including under section 502(d) of the Bankruptcy Code), or any other claims or causes of action under, or in any way otherwise relating to, the Loan Documents, the Facility, the Promissory Note and the Promissory Note Security Agreement (as defined below) (collectively, the “Promissory Note Documents”) provided that, the Debtors shall not be precluded from asserting, and may assert, claims against Delta or any of its subsidiaries arising under or related to any other agreements between the parties other than claims resolved between and among the parties in the Delta Connection Agreements; and provided further that up to $50,000 in the aggregate may be used to reimburse any official committee appointed in the Debtors’ chapter 11 cases (the “Committee”) for reasonable costs and out-of-pocket expenses incurred in connection with the investigation of the validity, perfection and/or priority of the liens securing the Promissory Note.

Application of Proceeds.  The amounts outstanding under the Promissory Note shall be paid in full with proceeds of the Facility immediately after entry of a Final Order.1

Availability:
Upon the Bankruptcy Court’s entry of the Final Order (the “Final Order Entry Date”), the full amount of the Commitment shall be available to the Borrower, subject to (i) the execution and delivery of definitive documents relating to the Facility, which shall be in form and substance satisfactory to the Lenders (the “Loan Documents”), (ii) compliance with the terms, conditions and covenants (including compliance with the 13-week Projection) described in the Loan Documents, including the conditions set forth in the Annexes attached

1
Repayment of Promissory Note amount shall remain subject to specified period in which Unsecured Creditors Committee may challenge extent, validity, priority, perfection and enforceability of Promissory Note obligations and liens.  In the event that the Court determines that repayment, or any amount of repayment, was improper, such repayment shall be subject to total or partial disgorgement (as the Court may determine).

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hereto and (iii) satisfaction of the conditions set forth herein.  Subject to the terms hereof, the Facility may be borrowed in accordance with the terms of the Loan Documents; provided, that in no event may the Borrower make more than three (3) separate borrowing requests and each borrowing request shall be in the minimum amount of $10 million.
Budget:	As used in the terms, conditions, and covenants described in this Term Sheet, “Budget” means the following (each in form and substance satisfactory to the Lenders in their sole discretion):

(i)
in the case of the initial Budget (delivered as a condition to the closing and initial funding of the Facility and a copy of which is attached as Schedule I hereto), a 13-week statement of sources and uses for the next 13 weeks of the Borrower and its subsidiaries, broken down by week, including, without limitation, the anticipated uses of the Facility for such period (a “13-week Projection”), and thereafter on Wednesday of each week, an updated 13-week Projection for the subsequent 13 week period, which update shall be acceptable to the Lenders; and

(ii)
a business plan and projected operating budget for a period of one (1) year (the “Operating Forecast”), broken down by month, including, without limitation, income statements, balance sheets, cash flow statements, projected capital expenditures, asset sales, and estimated cost savings, and a line item for total available liquidity;

and which shall provide, among other things, for the payment of the costs and expenses relating to the Facility, ordinary course administrative expenses, bankruptcy-related expenses and working capital and other general corporate needs (including payment of amounts owed to the Lenders under other agreements) and corporate obligations incurred as a result of projected restructuring of its operations and business.  The Borrower shall also provide weekly variance report/reconciliation to the applicable period in the current 13-week Projection on Wednesday of each week for the prior week showing actual cash receipts and disbursements for the immediately preceding week, noting therein all variances, on a line-item basis, from values set forth for such period in the Budget, and shall include explanations for all material variances. Notwithstanding anything to the contrary contained herein, the parties agree to revise the then current Budget, and to the extent necessary, applicable financial covenants, to reflect the impact of the accelerated removal of aircraft pursuant to terms of Article II.C(y) of the 2007 CRJ-900 Agreement on the Borrower’s and Guarantors’ financial performance.

Maturity:
The maturity date of the Facility will be (and all Loans and obligations under the Facility shall be indefeasibly repaid in full in cash on) the earliest of: (i) stated maturity, which shall be one (1) year from the Filing Date, (ii) the substantial consummation of a sale of substantially all of the assets of any Obligor, which in any event must be approved by the Lenders (in their sole discretion), (iii) the effective

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date of any Chapter 11 plan of any Obligor pursuant to any confirmation order reasonably satisfactory to the Lenders, (iv) the date that is 30 days after the filing date if the Final Order Entry Date shall not have occurred by such date, or (v) the acceleration of the Loans or termination of the Commitment under the Facility, including, without limitation, as a result of the occurrence of an Event of Default (as defined below) (any such occurrence, the “Maturity Date”).

Upon (i) substantial consummation of the Plan (as defined on Annex IV herein), (ii) the absence of any continuing or unwaived default or event of default under the Facility or the Exit Facility, (iii) delivery of customary closing documentation, including a written notice from the Obligors electing to borrow under the Exit Facility at least ten (10) business days prior to the proposed date of conversion of the Facility into the Exit Facility (the “Exit Date”) and (iv) payment of the Lenders’ costs and expenses in connection with negotiation and documentation of the Exit Facility, the Lenders agree to convert the Facility into a senior secured exit term facility on the terms set forth in the Secured Promissory Note attached hereto as Annex V (the “Exit Facility”).

Closing Date:
The date on which the Commitment is made available for borrowings under the Facility (the “Closing Date”), which shall be no later than two (2) business days after the Final Order Entry Date, subject to satisfaction (or waiver in the Lenders’ sole discretion) of the applicable conditions precedent set forth herein.

Amortization:	None.

Interest Rate:	As set forth on Annex II hereto.

Borrowing Procedure:	Borrowing requests under the Facility shall be signed by a financial officer and made on two (2) business days’ notice (received by the Lenders by 9:00 am, Atlanta time).

Currency:	Borrowings shall be made in U.S. Dollars. All repayments or prepayments under the Facility will be made without setoff or counterclaim.

Funding Protection:
Standard provisions including indemnification, capital adequacy requirements, gross-up for withholding (subject to customary qualifications), if applicable, compensation for increased costs (including reduced payments or earnings and increased capital requirements) and compliance with any change in law, regulatory restrictions, guidelines, or request of relevant authorities.

Voluntary Prepayments:
The Borrower may repay the Loans under the Facility at any time without premium or penalty upon (i) at least three (3) business days’ prior written notice; provided that in the case of repayment, each partial repayment shall be in an amount of $1 million or multiples of $1 million in excess thereof (or, if less, the outstanding amount of applicable Loans or any other amount approved by the Lenders), and, in the case of reduction of the Commitment, each partial reduction

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shall be in an amount of $1 million or multiple of $1 million in excess thereof (or, if less, the remaining available balance of the Commitment).  Any reduction of the Commitment shall be permanent, unless waived by the Lenders in their sole discretion.

Mandatory Prepayments:	Mandatory prepayments upon the receipt of net proceeds from (i) asset sales (including insurance and condemnation) or (ii) the issuance of debt or equity.

Priority/Security:
All obligations of the Obligors to the Lenders or any of their affiliates under the Loan Documents, and all guaranties of all of the obligations under the Loan Documents by the Guarantors, shall at all times:

(i)        pursuant to Bankruptcy Code section 364(c)(1), be entitled to joint and several superpriority administrative expense claims in the Cases having priority over all administrative expenses of any kind specified in sections 503(b) and 507(b) of the Bankruptcy Code;

(ii)        pursuant to Bankruptcy Code section 364(c)(2), be secured by a perfected first priority lien on all now owned or hereafter acquired tangible and intangible assets and property of the Obligors including, without limitation, accounts, documents, goods, inventory, equipment, capital stock in subsidiaries and joint ventures, investment property, instruments, chattel paper, commercial tort claims, cash, cash equivalents, securities accounts, deposit accounts, commodity accounts, real estate, leasehold interests, gate leaseholds, slots, airframes, engines, spare engines, spare parts, contracts, patents, copyrights, trademarks, causes of action (excluding avoidance actions), and other general intangibles (including, without limitation, tax refunds and payment intangibles), and all products and proceeds thereof (including proceeds of avoidance actions) (the “Collateral”), to the extent that such Collateral is not subject to valid, perfected and non-avoidable liens as of the commencement of the Cases2;

(iii)        pursuant to Bankruptcy Code section 364(c)(3), be secured by a perfected junior lien on all Collateral, to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties in existence at the time of the commencement of the Cases or to valid liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than property that is subject to the existing liens that secure the obligations under the Promissory Note, which liens shall be primed by the liens securing the obligations under the Loan Documents in accordance with the terms of this Term Sheet excluding only the Collateral that is equipment (as defined in Section 1110(a)(3)) where the agreement with the senior lienholder or applicable law  precludes such lien  (the “Existing Liens”); and

2Such collateral will include, without limitation, any owned Saab 340B aircraft, Federal and state income tax refund, ground service equipment, other equipment, vehicles, computer hardware and software, and ARS options.

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(iv)  pursuant to Bankruptcy Code section 364(d), be secured by a perfected first-priority priming lien on the Promissory Note Collateral (as defined below) (the “Existing Primed Liens”), with the Existing Primed Liens being primed by and made subject and subordinate (with respect to the Promissory Note Collateral) to the perfected first priority senior liens to be granted to the Lenders under the Facility, which senior priming liens in favor of the Lenders shall also prime any liens granted after the commencement of the Cases to provide adequate protection in respect of any of the Primed Liens;

subject in each case only to a carve-out (the “Carve-Out”) which shall be comprised of the following:  (i) the unpaid fees of the Clerk of the Bankruptcy Court and the U.S. Trustee pursuant to 28 U.S.C. §1930(a)(6) and (ii) the payment of (x) all fees, disbursements, costs and expenses which are incurred before the Funding Termination Date (as defined below) and after the Petition Date for each Professional (as defined below), less any amount actually paid to each such Professional retained by the Debtors or any statutory committees appointed in the case (the “Committee”) pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503 or 1102 (collectively, the “Professionals”) to the extent allowed at any time by the Bankruptcy Court, whether by interim order, procedural order or otherwise,  and owed pursuant to the Professionals’ respective engagement letters; (y) fees and expenses of the Debtors’ Professionals, in an aggregate amount not to exceed $2.0 million  (the “Termination Carve-Out”), which are incurred after the Funding Termination Date, with respect to the Professionals, such fees and expenses are ultimately allowed by the Bankruptcy Court, each subject to the rights of any party in interest to object to the allowance of any such fees and expenses sought by Professionals in clauses (x) and (y) hereof.  Notwithstanding anything to the contrary, an amount equal to the Termination Carve-Out shall be reserved against the Commitment.  Upon the occurrence of a Funding Termination Date, an amount equal to the Termination Carve-Out shall be funded in a segregated escrow account solely to fund the Carve-Out.

As used herein, “Funding Termination Date” means the first Business Day after the expiration of the Notice Period (as defined below).

Notwithstanding the foregoing, no portion of the Carve-Out or proceeds of the Facility may be used in connection with the investigation (including, without limitation, discovery proceedings), initiation or prosecution of any claims, causes of action, objections or other litigation against the Lenders or the Promissory Note Lender, including, but not limited to, (i) with respect to raising any defense to the validity, perfection, priority, extent, or enforceability of the obligations under the Facility and/or the Promissory Note (as defined below) including the liens with respect thereto and (ii) with respect to pursuing any potential claims against the Lenders or the Promissory Note Lender (or their respective predecessors-in-interest, agents,

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affiliates, representatives, attorneys, or advisors) asserting or alleging any claims including, but not limited to, “lender liability”-type claims or causes of action, causes of actions under chapter 5 of the Bankruptcy Code (including under section 502(d) of the Bankruptcy Code), or any other claims or causes of action under, or in any way otherwise relating to, the Loan Documents, the Facility, the Promissory Note, the 2007 CRJ-900 Agreement, the CRJ-200 Agreement, the 2010 CRJ-900 Agreement; provided that up to $50,000 in the aggregate may be used to reimburse any Committee for the reasonable costs and out-of-pocket expenses incurred in connection with the investigation of the validity, perfection and/or priority of the liens securing the Promissory Note.

For purposes of this Term Sheet, the term “Existing Primed Secured Facilities” shall mean the debt outstanding under the promissory note dated July 1, 2010 issued by Borrower, Pinnacle Airlines, and Mesaba (as amended, restated, supplemented or otherwise modified from time to time, the “Promissory Note”), to Delta (the “Promissory Note Lender”) which Promissory Note is secured by a pledge of certain equipment of Mesaba and the capital stock in Mesaba (the “Promissory Note Collateral”) pursuant to a Security and Pledge Agreement dated as of July 1, 2010 among Delta, Borrower, Pinnacle Airlines and Mesaba (as amended, restated, supplemented or otherwise modified from time to time the “Promissory Note Security Agreement”).

All of the liens described herein securing the Facility and the obligations thereunder shall be effective and perfected as of the Final Order Entry Date and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements; provided that the Obligors shall execute and deliver all such agreements, documents or instruments and take any actions, in each case that the Lenders shall request to create, perfect, effect the priority or otherwise maintain the liens described herein securing the Facility.

Adequate Protection:
Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, and to the extent the Promissory Note is not repaid in full with proceeds of the Facility, the Promissory Note Lender shall be granted the following adequate protection (collectively, the “Adequate Protection”) of its pre-petition security interests for, and equal in amount to, but without duplication, the diminution in the value (each such diminution, a “Diminution in Value”) of the pre-petition security interests of such Promissory Note Lender, whether or not such Diminution in Value results from the sale, lease or use by the Debtors of the Promissory Note Collateral, the priming of the pre-petition security interests of such Promissory Note Lender or the stay of enforcement of any pre-petition security interest arising from section 362 of the Bankruptcy Code, or otherwise (the Promissory Note Lender consents to the priming liens securing the Facility in accordance with the terms of the Final Order):

(a)
Adequate Protection Liens.  As security for and solely to the extent of any Diminution in Value of the pre-petition security interests, the Promissory Note Lender shall be granted for its benefit valid, enforceable, nonavoidable and fully perfected, as of the Final Order Entry Date and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements, post petition security interests in and liens on the Collateral (together, the “Adequate Protection Liens”), subject and subordinate only to (x) the Carve-Out, (y) the liens securing the Facility and (z) any Existing Liens.

(b)
Superpriority Claim.  To the extent of any Diminution in Value of the pre-petition security interests, the Promissory Note Lender shall be granted, subject to the payment of the Carve-Out, a superpriority administrative expense claim as provided for in section 507(b) of the Bankruptcy Code, immediately junior to the claims under section 364(c)(1) of the Bankruptcy Code held by the Lenders under the Facility, provided that the Promissory Note Lender shall not receive or retain any payments, property or other amounts in respect of the superpriority claims under section 507(b) of the Bankruptcy Code granted hereunder or under the Existing Primed Secured Facilities unless and until the obligations under the Facility have indefeasibly been paid in cash in full (the “Adequate Protection Claim”).

(c)
Current Payments of Interest and Fees.  The Promissory Note Lender shall receive from the Debtors current cash payments of interest on the Promissory Note, calculated at the rates, in the manner and at the times provided in the Promissory Note (provided, however, that interest shall accrue and be paid at the default rate) and fees and expense reimbursements.  The first payment to the Promissory Note Lender under this clause (c) shall include any and all accrued but unpaid interest as of the date of commencement of the Cases plus any and all interest that would have accrued from the commencement of the Cases through and including the date of such first payment plus fees and expense reimbursements.

Provisions Regarding Setoff Rights:
The Debtors shall not set off obligations owed to the Lenders under the Facility against any obligations that the Lenders owe to any of the Debtors, without the Lenders’ consent.  Each of Delta and the Debtors agree that if on the Filing Date the Debtors file a motion to approve the Facility and the assumption of the Delta Connection Agreements (as defined below) and continue in good faith to pursue approval of such motion at a hearing on or before May 17, 2012, then until May 17, 2012, Delta will not file a motion (a “Delta Setoff Motion”) seeking to conduct any offset of prepetition amounts owing between and among such parties (that were not otherwise settled or offset prior to the Filing Date); provided, however, that Delta may conduct an administrative freeze of such amounts that Delta could otherwise seek to set off pending the assumption of the Delta Connection Agreements or the approval of a Delta Setoff Motion.

Representaions and Warranties:
Each of the Obligors shall make customary and usual representations and warranties for transactions of this nature and other representations and warranties requested by the Lenders (subject to exceptions, qualifications and materiality to be mutually agreed), including the following: due incorporation and good standing; due authorization, execution, delivery and enforceability of Loan Documents; absence of consents or approvals; no violation of law, organizational documents or material agreements as a result of execution, delivery or performance; absence of liens; financial statements and accuracy of disclosure; compliance with applicable laws (including, without limitation FAA, environmental laws and ERISA); Investment Company Act; margin regulations; absence of material adverse change;  absence of material unstayed litigation, proceeding or investigation and other contingent obligations; use of proceeds (including, in accordance with the Budget); payment of obligations; labor matters; ERISA; insurance; ownership of property; subsidiaries; air carrier status; absence of defaults under material agreements entered into after the date of commencement of the Cases; specific material contracts have been continued; further assurances regarding creation and perfection of security interests and guarantees; financing orders of the Bankruptcy Court shall continue to be in full force and effect and not amended, modified or supplemented in a manner adverse to the Lenders; and other bankruptcy matters as agreed upon.

Covenants:

- Affirmative Covenants:

Each of the Obligors shall agree to customary and usual affirmative covenants for transactions of this nature and other affirmative covenants requested by the Lenders (subject to exceptions, qualifications and materiality to be mutually agreed), including the following: maintenance of financial statements in accordance with GAAP; maintenance of books and records; delivery of financial reporting (including the Budget as described below); maintenance of customary insurance; maintenance of corporate existence and material rights, certificates, licenses, authorizations and privileges; payment of all post-petition taxes and other post-petition obligations; continuing  retention of Barclays Capital and Seabury Group to perform financial and restructuring services in accordance with the terms of their engagement letters; notification of the Lenders of any (i) Default or Event of Default and (ii) certain other material events; inspection rights; compliance with laws, including ERISA; delivery of, reasonably in advance of filing under the circumstances to permit review by the Lenders any motions, pleadings, replies, objections, memoranda, financial information, applications, judicial information or other documents to be filed with the Bankruptcy Court (or any other

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 court) in, or in connection with, the Cases; delivery of any financial and other non-privileged information provided to any Committee, contemporaneously with the delivery to such Committee, as the case may be; further assurances regarding creation and perfection of security interests and guarantees (including but not limited to any aircraft mortgages and other security documents requested by the Lenders to grant liens in favor of the Lenders as evidence of perfection of such liens under the applicable federal and state law); and such other affirmative covenants in respect of (i) reports, regulatory filings and other information in connection with routes, (ii) maintaining authorizations from the Federal Aviation Administration and the Department of Transportation and (iii) gate utilization.
- Negative covenants:

Each of the Obligors shall agree to customary and usual negative covenants for transactions of this nature and other negative covenants requested by the Lenders (subject to exceptions, qualifications and materiality to be mutually agreed), including covenants that the Obligors shall not (and shall not apply to the Court for authority absent consent of the Lenders to): create or permit to exist any liens or encumbrances on any assets; create or permit to exist indebtedness for borrowed money in addition to indebtedness under the Loan Documents; make loans, guarantees, acquisitions, capital contributions or investments; sell, transfer or otherwise dispose of any assets (including, without limitation, the stock of any subsidiary); enter into or permit to exist any transaction with any of its affiliates (to be defined); declare or make any dividend, distribution or any other restricted payment; merge, consolidate or amalgamate with any other party or otherwise dissolve or liquidate; modify or alter in any material manner the nature and type of its business or the manner in which such business is conducted, except as required by the Bankruptcy Code; change its fiscal year; modify, amend or waive certain material agreements and organizational documents; make voluntary prepayments in respect of certain indebtedness; enter into agreements with negative pledges or restrictions upon subsidiary transactions; file an application for the approval of any superpriority claim or any lien in any of the Cases that is pari passu with or senior to the liens securing the Facility, the Primed Liens, the Adequate Protection Liens, or the Superpriority Claim without the consent of the Lenders and the Promissory Note Lender; and commence any adversary proceeding, contested matter or other action asserting any claims or defenses or otherwise against the Lenders or the Promissory Note Lender with respect to the Facility or the Promissory Note.

- Financial covenants:

1.
The Debtors shall not permit unrestricted cash and cash equivalents (net of the escrows referred to above) to be less than $25.0 million as of the last day of any calendar month or the first business day of the next month if the last day falls on a weekend.

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There shall not occur a variance from the Budget in excess of 15% measured on a cumulative four week rolling basis for Total Operating Expenses, beginning four weeks after the Filing Date, unless waived by the Lender.
2.
Beginning as of September, 2012, Adjusted Total Operating Expenses shall not exceed the amounts set forth on the schedule II as of the date opposite such levels stated therein.  “Adjusted Total Operating Expenses” means (a) Total Operating Expenses (as defined in the Budget) minus (b) (i) Total Pass through Expenses (as defined in the Budget), plus (ii) noncash charges plus (ii) non-recurring, unusual or extraordinary items.

Events of Default:	The Facility shall be subject to customary events of default and those other events of default set forth in Annex III hereto.

Upon the occurrence and continuance of any Events of Default beyond the applicable grace period (if any), the automatic stay shall be deemed modified and the Lenders may take all or any of the following actions without further order of or application to the Bankruptcy Court after the occurrence of the Funding Termination Date, provided that the Lenders shall provide the Borrower (with a copy to counsel for (A) any Committee appointed in the Cases and (B) the United States Trustee for the Southern District of New York) with five (5) business days prior written notice (the “Notice Period”);

(i)	declare the principal of and accrued interest on the outstanding borrowings, and all amounts payable under the Loan Documents, to be immediately due and payable;

(ii)	terminate the Commitment to lend;

(iii)       set-off any amounts otherwise owed to Delta or any of its affiliates;

(iv)       take any action or exercise any right or remedy against the Collateral permitted under the Loan Documents, the Final Order or by applicable law; and/or

(v)       take any other action or exercise any other right or remedy  permitted under the Loan Documents, the Final Order or by applicable law.

Conditions Precedent for
Borrowings:
The obligation to provide extensions of credit up to the full amount of the Commitment shall be subject to the Obligors’ satisfaction of or the Lenders’ waiver of the applicable conditions precedent listed on Annex I attached hereto.

Conditions to All Borrowings:
The conditions to all borrowings will include requirements relating to prior written notice of borrowing of at least five (5) business days, the accuracy of representations and warranties, the absence of any Default or Event of Default and the following conditions:

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(i)        As a result of such extension of credit, usage of the Commitment shall not exceed (i) the applicable Commitment then in effect, or (ii) the aggregate amount authorized by the Final Order;
(ii)	The Final Order shall be in full force and effect, and shall not have been vacated, reversed, modified, amended, or stayed;

(iii)	Representations and warranties shall be true and correct in all material respects (except where qualified by materiality, then just the accuracy thereof); and

(iv)	No default or Event of Default shall exist or arise immediately after giving effect to the transactions.

Amendments and Waivers:
Amendments, waivers, consents and approvals contemplated hereby or by the Loan Documents shall be in writing and shall require the consent of the Lenders holding greater than 50.1% of aggregate amount of loans and unused commitments (the “Required Lenders”); provided, that if there are two or more Lenders, then Required Lenders means at least two Lenders (affiliated Lenders being considered one Lender for this purpose).  Consent of all the Lenders (or all directly affected Lenders, as specified in the Loan Documents) to increase commitments, reduce principal or interest (other than waiver of default interest, defaults or events of default), extend scheduled payments (other than waivers of mandatory prepayments), release of all or substantially all guarantees and release all or substantially all Collateral.

Assignments and
Participations:
Assignments in minimum acceptable amounts by the Lenders to other persons with the Borrower’s (so long as, in the case of the Borrower’s consent, no Event of Default exists) reasonable approval, such approval not to be unreasonably withheld or delayed. Participations by the Lenders shall be permitted subject to customary limitations on voting.

Taxes:
The Facility will include customary provisions to the effect that all payments are to be made free and clear of any taxes (other than applicable franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever, subject to customary qualifications.

Indemnity; Expenses:
The Obligors shall pay (a) all costs and expenses of the Lenders associated with the preparation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including the fees, disbursements and other charges of counsel (including local, conflicts and special counsel as necessary) and financial advisors for the Lenders), (b) all expenses of the Lenders (including the fees, disbursements and other charges of counsel (including local, conflicts and special counsel) for the Lenders) and financial advisors in connection with the enforcement of the Loan Documents and (c) all expenses associated with collateral monitoring, collateral reviews and appraisals, environmental reviews and fees and expenses of other advisors and professionals engaged by the Lenders.

The Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof; provided that the Obligors shall have no obligation to indemnify any indemnified person against any such loss, liability cost or expense to the extent its arises from the gross negligence or willful misconduct of such indemnified party as determined by a final and non-appealable order of a court of competent jurisdiction.  The Lenders shall not be responsible or liable to any Obligor, any of its subsidiaries or any other person for special, consequential or punitive damages.

DIP Order:
The Final Order shall provide for, among other things, (i) estate stipulations, (ii) releases from liability for all claims and causes of action arising out of or relating to the Facility and all other agreements, certificates, instruments and other documents and statements related thereto (a) the Lenders, effective immediately, and (b) for the Promissory Note Lender, effective only upon the expiry of the challenge period for third parties, (iii) indemnification for the Lenders relating to the Facility, (iv) assumption of the Delta Connection Agreements and the allowance of the offset of prepetition amounts owing  between and among the parties thereto (to the extent such amounts were not offset or settled prior to the Filing Date) and (v) other customary provisions.

Governing Law and
Jurisdiction:
The Facility will provide that the Debtors and the Lenders will submit to the exclusive jurisdiction and venue of the Bankruptcy Court.  New York law shall govern the Loan Documents (other than security documents to be governed by local law or matters determined by reference to the Bankruptcy Code).

Confidentiality:
The terms included in this Term Sheet are for the exclusive use of the Obligors and the Lenders, each of whom agrees to keep this information strictly confidential and not to reproduce or disclose the terms hereof without the prior written consent of the non-disclosing party, other than to (i) such persons, officers, directors, employees, advisors, attorneys and accountants (each a “Representative”) directly involved in the consideration of this matter on a confidential and need-to-know basis, provided that in no event shall disclosure hereof or thereof be made to any financing sources other than the Lenders, and (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to inform the non-disclosing party promptly thereof to the extent lawfully permitted to do so).  Notwithstanding the foregoing, the Debtors may file a copy of this Term Sheet and the Commitment Letter that this Term Sheet is attached to with the Bankruptcy Court.

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Counsel to the Lender:                                              Kirkland & Ellis LLP.

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Annex I

Pinnacle Airlines Corporation

Summary of Conditions Precedent to the Facility

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Facility referred to in the Summary of Terms and Conditions.

A.           CONDITIONS TO AVAILABILITY

1.	Final Order/Bankruptcy Matters.

(a)
The Cases shall have been commenced in the Bankruptcy Court for the Southern District of New York and all of the “first day orders” and all related pleadings to be entered at the time of commencement of the Cases or shortly thereafter shall have been reviewed in advance by the Lenders and shall be reasonably satisfactory in form and substance to the Lenders.

(b)
Not later than the Filing Date, the Debtors shall have filed a motion to the Bankruptcy Court, in form and substance satisfactory to the Lenders, seeking approval of the Facility and assumption of the Delta Connection Agreements.

(c)
Not later than May 17, 2012, a final order shall have been entered by the Bankruptcy Court (the “Final Order”), in form and substance acceptable to the Lenders, approving and authorizing (i) the Facility and transactions contemplated herein, all provisions thereof and the priorities and liens granted under Bankruptcy Code section 364(c) and (d), as applicable, (ii) extensions of credit in amounts not in excess of $74.285 million, (iii) payment by the Debtors of all of the costs and expenses provided for in the Facility (iv) adequate protection for the benefit of the Promissory Note Lender, in each case in form and substance satisfactory to the Lenders on a motion by the Debtors that is in form and substance satisfactory to the Lenders and (v) the Debtors’ assumption of the Delta Connection Agreements attached to the Term Sheet as Exhibit A and the offset of any obligations (which did not otherwise occur prior to the Filing Date) between and among the parties to such Agreements. The Final Order shall have been entered on such prior notice to such parties as may be satisfactory to the Lenders.

(d)
The Final Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed, or vacated, in the case of any modification or amendment, in any manner, or relating to a matter, without the consent of the Lenders.

(e)	The Debtors shall be in compliance in all respects with the Final Order.

(f)	No trustee or examiner with expanded powers shall have been appointed with respect to the Debtors or their respective properties.

(g)	A cash management order encompassing cash management arrangements satisfactory to the Lenders shall be in full force and effect.

2.	Financial Statements, Budgets and Reports.

(a)	The Lenders shall have received the Budget, which Budget shall be in form and substance satisfactory to Lenders.

(b)	The Lenders shall have received the Operating Forecast, which shall be in form and substance satisfactory to it.

(c)
The Lenders shall have received such information (financial or otherwise) as may be requested by them, including, without limitation, (i) the Obligors’ business plans, consolidated and by division, for the period ending on the last day of the fiscal quarter in which the Maturity Date is scheduled to occur and such business plans shall be satisfactory to the Lenders (including, without limitation, the financial projections and business plans as required in the Annexes hereto) and (ii) all reports, audits and other information regarding compliance with laws and regulations, including environmental laws and regulations.

3.	Payment of Costs and Expenses.

(a)
All costs, expenses (including, without limitation, reasonable legal fees) and other compensation contemplated by the Loan Documents to be payable to the Lenders shall have been paid to the extent due and the Debtors shall have complied with all of their other obligations to the Lenders.

4.	Collateral and Other Matters

(a)	Receipt and approval of UCC and other lien searches (including tax liens and judgments and FAA recordations) as requested by the Lenders.

(b)
The Lenders shall hold perfected, first priority (subject to those permitted liens to be agreed and the Carve-Out) security interests in and liens upon the Collateral, and the Lenders shall have received such evidence of the foregoing as the Lenders reasonably require.

5.	Customary Closing Documents.

(a)
The Loan Documents, all amendments to the Delta Connection Agreements, and such other agreements and documents between and among Delta, the Lenders, and the Debtors to effectuate the requirements set forth above and in Annex IV attached hereto (and all motions and orders related thereto), all in form and substance satisfactory to the Lenders, shall have been executed and delivered by all parties thereto.

(b)
All corporate and judicial proceedings and instruments and agreements in connection with the loan transactions among the Obligors and the Lenders contemplated by the Loan Documents shall be satisfactory in form and substance to the Lenders and the Lenders  shall have received all information and all documents, instruments, agreements, certificates, or papers requested by any of them.

(c)
Since September 30, 2011, there shall not have been any change, development or event that has occurred (other than the commencement of the Borrower’s Case, events leading up to the commencement of the Borrower’s Case and matters otherwise disclosed in writing to Delta on or prior to the date hereof), which the Lenders shall determine has had or could reasonably be expected to have a material adverse effect on the transactions.

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(d)
All governmental and third party approvals necessary for the transactions and the continuing operations of the Obligors shall have been obtained on terms satisfactory to the Lenders and shall be in full force and effect.

(e)	Such other customary conditions for facilities of this type as are satisfactory to the Lenders.

(f)
The Lenders shall have received any information requested by them, including the required periodic updates of the Budget and weekly variance reports, each in form and substance satisfactory to the Lenders.

(g)	The Debtors shall be in compliance with the Budget, including as of the Closing Date.

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Annex II

Pinnacle Airlines Corporation

Interest Rates

Interest Rates:	Loans will bear interest at 12.5%.
Default Interest:	During the continuance of an event of default under the Facility, Loans will bear interest at an additional 2.00% per annum.

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Annex III

Events of Default shall include the following (subject to materiality and exceptions to be agreed):

1.	The failure of the Obligors to make any payments (including of principal and interest) when due to the Promissory Note Lender or the Lenders (as provided in the Final Order, as applicable);

2.
A default or breach (after to giving effect to any required written notice from Delta and after giving effect to any applicable grace period, if any) by the Obligors under the following agreements, which give Delta (or its affiliate) the right to terminate such agreements: (i) the Delta Connection Agreement, dated as of April 27, 2007, by and among Borrower, Pinnacle Airlines and Delta (as amended, the “2007 CRJ-900 Agreement”); (ii) the Third Amended and Restated Airline Services Agreement, dated as of April 1, 2012 by and among Borrower, Pinnacle Airlines and Delta (as amended, the “CRJ-200 Agreement”);  (iii) the Amended and Restated 2010 Delta Connection Agreement dated as of April 1, 2012 by and among Borrower, Pinnacle Airlines and Delta (as amended, the “2010 CRJ-900 Agreement”; collectively, the 2007 CRJ-900 Agreement, the CRJ-200 Agreement and the 2010 CRJ-900 Agreement shall be referred to as the “Delta Connection Agreements”); and (iv) any lease or sublease between Delta (or any of its affiliates) and any Obligor with respect to any aircraft or other equipment operated pursuant to the Delta Connection Agreements.

3.	The breach by any Obligor of any covenant (other than certain affirmative covenants);

4.
The breach by any Obligor of any other affirmative covenant or agreement contained in the Loan Documents and such breach shall continue unremedied for more than thirty days from notice or knowledge of any Obligor;

5.	Any representation or warranty made by any Obligor shall prove to have been incorrect or false in any material respect when made;

6.	Conversion of any of the Cases to a case under chapter 7 of the Bankruptcy Code;

7.	The appointment of a trustee in any of the Cases without the consent of the Lenders;

8.	The appointment of an examiner with expanded powers in any of the Cases without the consent of the Lenders;

9.	The dismissal of any of the Cases;

10.	The entry of any order (a) modifying, reversing, staying or amending or (b) revoking, rescinding or vacating the Final Order without the express prior written consent of the Lenders;

11.	Any Debtor shall attempt or file any motion to amend, vacate or modify the Final Order over the objection of the Lenders;

12.	Failure to reach any of the Chapter 11 Milestones as set forth in Annex IV;

13.
Other than (i) in connection with granting the first day relief as proposed by the Debtors or relief granted under section 1110 of the Bankruptcy Code (that is acceptable to the Lenders) or (ii) to the extent that the Debtors shall remain in compliance with the Budget

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after giving effect to the foregoing and such relief shall not be adverse to the interests of the Lenders, the Bankruptcy Court shall enter an order granting relief from the automatic stay to the holder or holders of any other security interest or lien (other than the Lenders) in any Collateral to permit the pursuit of any judicial or non-judicial transfer or other remedy against any of the Collateral with a value in excess of $1 million subject to any such relief from the automatic stay, or granting any form of adequate protection, including, without limitation, requiring cash payments by such Debtor to such holder or holders, in lieu of such relief;
14.
Any Debtor shall bring or consent to any motion or application in the Cases: (i) to grant any lien that is pari passu or senior to any lien granted to the Lenders under the Loan Documents or the Final Order, except as expressly permitted therein; (ii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under section 506(c) of the Bankruptcy Code; or (iii) to grant a superpriority claim, other than that granted in the Final Order (and other than with respect to the Carve-Out), which is pari passu with or senior to any of the claims of the Lenders against the Borrower or any other Guarantor hereunder, under the Final Order (or there shall arise or be granted any superpriority claim pari passu or senior to any such claims);

15.
Any other party shall both seek and obtain allowance of any order in the Cases to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under section 506(c) of the Bankruptcy Code;

16.
An order shall be entered by the Bankruptcy Court confirming a plan of reorganization or liquidation in any of the Cases that does not provide for payment of all of the obligations due under the Facility in full in cash on or before the effective date of such plan), unless the Lenders shall have approved the terms of such plan;

17.
An order shall be entered by the Bankruptcy Court, or any Debtor shall make a motion for an order of the Bankruptcy Court, dismissing any of the Cases that does not contain a provision for indefeasible payment of all of the obligations due under the Facility in full in cash;

18.
At any time after the thirteen-week anniversary of the date of commencement of the Cases, a Budget that has been approved by the Lenders in accordance with the Loan Documents is not then in full force and effect;

19.
Any Debtor shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition indebtedness (including, without limitation, reclamation claims), unless (i) authorized by the “first day orders” and related pleadings approved by the Lenders, (ii) approved by the Lenders and the Bankruptcy Court or (iii) set forth in the Budget approved by the Lenders;

20.
Any material provision of the Loan Documents shall cease to be valid and binding on the Obligors (other than in accordance with its express terms), or any Obligor shall so assert in any pleading filed in any court;

21.
The date of commencement of any adversary proceeding, contested matter or other action by any Debtor asserting any claims and defenses or otherwise against the Promissory Note Lender with respect to the obligations of any Debtor thereunder or the liens granted to the Promissory Note Lender to secure the obligations under the Promissory Note;

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22.
Any judgment in excess of $1 million as to any post-petition obligation shall be rendered against any Obligor and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed; or there shall be rendered against Obligors a non-monetary judgment which could reasonably be expected to result in a material adverse effect (to be mutually defined);

23.	Certain ERISA-related defaults;

24.
A default occurs under any lease or leases by an Obligor as lessee of any real or personal property, excluding any defaults due to the Obligor’s Chapter 11 filing or any Court approved rejection of such lease or leases under section 365 or 1110 of the Bankruptcy Code, regarding a failure to make a post-petition payment under which the aggregate rentals payable under such lease or all such leases in the aggregate exceed $1,000,000.

25.	A Change of Control (to be defined) shall occur;

26.	Rejection of any of the Delta Connection Agreements without the Lenders’ consent; or

27.	Such other Events of Default as are customary for facilities of this type, and for the Borrower’s operation and assets, as are satisfactory to the Lenders.

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Annex IV

Chapter 11 Milestones:	The Debtors are required to meet the following milestones in their chapter 11 cases (the “Chapter 11 Milestones”):

I.           BUSINESS PLAN/PLAN OF REORGANIZATION

1.
By no later than 37 days after the Filing Date, the Debtors shall deliver to the Lenders and their counsel a comprehensive business plan and projected budget for a period of 6 years, including, without limitation, explanations regarding the material assumptions contained therein, income statements, balance sheets, cash flow statements, projected capital expenditures, asset sales, and estimated cost savings, and a line item for total available liquidity.

2.
By no later than the earlier of (i) 30 days after entry of a final order or final orders by the Bankruptcy Court granting the Section 1113 Motions or approving a settlement regarding modifications of the CBAs (each, as defined below) and (ii) 202 days after the Filing Date (the earlier of such dates, the “Plan Filing Date”), the Debtors must file a chapter 11 plan of reorganization and disclosure statement that are reasonably acceptable to the Lenders.

3.	By no later than 90 days after the Plan Filing Date, the Debtors must have obtained confirmation of a plan of reorganization that is reasonably acceptable to the Lenders (the “Plan”).

II.           SECTION 1113

4.
By no later than 37 days after the Filing Date, the Debtors shall deliver proposals seeking modifications to the collective bargaining agreements to which the Debtors are a party (the “CBAs”) as contemplated in section 1113(b)(1) of the Bankruptcy Code to the authorized representatives of the employees covered by each of the CBAs together with all relevant information needed for the unions to evaluate such proposals.

5.
By no later than 45 days after the delivery of proposals seeking modification to the CBAs, unless a settlement has been reached regarding modification of the CBAs (in form and substance reasonably acceptable to the Lenders), the Debtors must file motions pursuant to Section 1113 of the Bankruptcy Code with respect to the CBAs (the “Section 1113 Motions”) and, contemporaneously therewith, the Debtors must file a motion or motions for an order, in form and substance reasonably acceptable to the Lenders, setting forth notice, discovery and other related procedures and hearing dates with respect to the Section 1113 Motions (the “Section 1113 Scheduling Motion”).

6.
In the event that Section 1113 Motions are filed, by no later than 90 days following the date that the Section 1113 Motions are filed, the Bankruptcy Court shall have entered a final order or final orders granting the Section 1113 Motions or approving a settlement regarding modifications of the CBAs (in each case, reasonably acceptable to the Lenders).

III.           TRANSITION AGREEMENT

7.
To the extent requested by Delta, the Obligors shall (i) provide all information necessary or advisable in connection with establishing a mutually acceptable transition agreement providing for an orderly transition in the event of the Debtors’ rejection, material breach, or termination of either the CRJ-200 Agreement or the 2010 CRJ-900 Agreement and (ii) negotiate in good faith with Delta to reach agreement on any such transition agreement.

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Annex V

Exit Facility

See attached.

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Schedule I

Budget

See attached.

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Schedule II

Adjusted Total Operating Expenses

For the Month Ending	Maximum Adjusted Total Operating Expenses
September 30, 2012	$44,000,000
October 31, 2012	$44,000,000
November 30, 2012	$42,000,000
December 31, 2012	$42,000,000
January 31, 2013	$37,000,000
February 28, 2013	$35,000,000
March 31, 2013	$36,500,000

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Exhibit A

See attached.

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SECURED PROMISSORY NOTE

Due [Maturity Date: fifth anniversary of the effective date of the plan of reorganization]

Atlanta, Georgia

[Closing Date: effective date of the plan of reorganization]

$[balance of DIP amount as of the effective date of the Plan]

FOR VALUE RECEIVED, each of Pinnacle Airlines Corp., a Delaware corporation (“PAC”), Pinnacle Airlines, Inc., a Georgia corporation (“PAI”), Colgan Air, Inc., a Virginia corporation (“Colgan”)1, Pinnacle East Coast Operations Inc., a  New York corporation (“Pinnacle East”) and Mesaba Aviation, Inc., a Minnesota corporation (“Mesaba” and, together with PAC, PAI, Colgan and Pinnacle East, individually “Borrower” and collectively “Borrowers”), hereby jointly and severally promises to pay to the order of Delta Air Lines, Inc. (together with its successors and assigns, the “Holder”), or its assignees on [the fifth anniversary of the Closing Date] (the “Maturity Date”) the principal sum of [outstanding amount under the DIP Credit Facility as of the Closing Date] ($[•]) (or, if less, the then remaining outstanding principal amount) together with interest on the outstanding principal amount hereof at a rate per annum equal to 12.5% calculated on the basis of a year comprised of 365 (or where appropriate 366) days (without compounding), payable in arrears on March 31, June 30, September 30 and December 31 (each, a “Repayment Date”), commencing [__________]2, and at maturity (whether by required prepayment, acceleration, declaration or otherwise) and thereafter on demand.  Any portion of the principal amount hereof which is not paid at maturity (as aforesaid) shall thereafter bear interest at a rate per annum until paid equal to the sum of 2% plus the then applicable interest rate hereunder from time to time.

On April 1, 2012, the Borrowers filed cases (the “Cases”) for protection under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).  In connection with the Cases, the Holder and the Borrowers executed that certain Secured Super-Priority Debtor in Possession Credit Agreement (as amended, modified or supplemented, the “DIP Credit Facility”) pursuant to which the Holder loaned PAC $________________ and each other Borrower guaranteed such loans.  On ____________ __, 2012, the Borrowers submitted the Plan and the Plan was confirmed on ________, ___, 201_.  In order to consummate the Plan and subject to the terms and conditions contained herein, the Holder is converting all amounts outstanding under the DIP Credit Agreement to amounts outstanding under this Secured Promissory Note.3

1	To be a Borrower to the extent in existence on the Closing Date.

2	First of the Repayment Dates after the Closing Date.

3	To be completed with correct dates as of the Closing Date.

In consideration of the premises and to induce the Holder to enter into this Secured Promissory Note and to convert $___________4 of obligations under the DIP Credit Facility to principal outstanding under this Secured Promissory Note pursuant to the terms of this Secured Promissory Note and the other Note Documents, the Borrowers hereby agree with the Holder as follows:

SECTION 1. Principal Payments

.  (a) The Borrowers shall make payments of the outstanding principal amount hereof in installments on each quarterly anniversary of the Closing Date, commencing the first quarterly anniversary of the Closing Date and continuing through Maturity Date, in an amount equal in the case of each such installment to one twentieth of the original principal amount of this Secured Promissory Note (the “Secured Promissory Note”).

(a) In addition, Borrowers may, at any time and from time to time with at least three Business Days’ prior written notice to the Holder, prepay without premium or penalty all, or any portion in an integral multiple of $1,000,000, of the principal amount hereof (each such prepayment to be accompanied by the payment of all interest accrued through the date of such prepayment on the principal amount prepaid and to be applied against all remaining installments in the inverse order of the maturity thereof).

(b) Within three (3) Business Days of receipt, the Borrowers shall prepay the amounts outstanding under this Secured Promissory Note in an amount equal to the Net Cash Proceeds received from the Disposition of any Collateral (each such prepayment to be accompanied by the payment of all interest accrued through the date of such prepayment on the principal amount prepaid and to be applied pro rata against all remaining installments thereof).

SECTION 2. Payments etc

.  Both principal and interest are payable in lawful money of the United States of America in immediately available funds to such account of the Holder as the Holder may notify to Borrowers from time to time, free and clear of, and without deduction for or on account of, any and all present and future taxes, levies, imposts, deductions, charges, withholdings and all liabilities with respect thereto

.  Whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.  Unless the Holder otherwise elects upon at least three Business Days’ prior written notice to PAC, (so long as Delta Air Lines Inc. (“Delta”) or its affiliates are the sole Holders), payments of principal hereof and interest hereon in each case due and payable shall be made on the applicable Repayment Date by deductions from amounts due and payable to Borrowers under the ASA Connection Agreement in the manner set forth therein; provided, however, in addition to any rights of  the Holder under the Connection Carrier Agreements, if an Event of Default shall have occurred and is continuing, the Holder shall have the right to deduct such amount from amounts due and payable to Borrowers under any Connection Carrier Agreement.

4	Amount outstanding as of the Closing Date.

SECTION 3. Representations and Warranties

.  Each Borrower represents and warrants as of the date hereof, after giving effect to consummation of the Plan, as follows:

(a) Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except for such failures to be qualified and in good standing, if any, that when taken together with all other such failures could not be reasonably expected to have a Material Adverse Effect.

(b) Each Borrower’s execution, delivery and performance of this Note and each other document or instrument to which it is a party delivered in connection herewith (including the Security Agreement and each other Note Document) are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene

(i) such Borrower’s charter or by-laws;

(ii) any law, rule or regulation applicable to such Borrower (including without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System); or

(iii) any contractual restriction binding on or affecting such Borrower;

except, with respect to clauses (ii) and (iii) above, to the extent such contravention could not be reasonably expected to result in a Material Adverse Effect.

(c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance of this Note and each other Note Document by each Borrower, other than the filing of any applicable Uniform Commercial Code financing statements and those listed on Schedule 3(c) hereof.

(d) Each of this Note and each other Note Document is the legal, valid and binding obligation of each Borrower that is a party thereto enforceable against each such Borrower in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws (whether statutory, regulatory or decisional), now or hereafter in effect, affecting the enforcement of creditors’ rights generally and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(e) PAC’s audited consolidated balance sheet as at [most recent date prior to effective date of the Plan], and PAC’s related audited consolidated statements of income and stockholders’ equity for the fiscal year then ended, copies of which have been furnished to the Holder, fairly present in all material respects PAC’s consolidated financial condition as at such date and the results of its consolidated operations for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

(f) There is no action, suit or proceeding pending against, or, to any Borrower’s knowledge, threatened against or affecting, any Borrower before any court or arbitrator or any governmental body, agency or official which has had or could be reasonably expected to have a Material Adverse Effect.

(g) No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(h) No Borrower is in default under any of its obligations to banks or other financial institutions or with respect to any Federal or state agency which default has had or could be reasonably expected to have a Material Adverse Effect.

(i) PAC has no subsidiaries except PAI, Mesaba, Colgan and Pinnacle East.

(j) [Each of] PAI [and Mesaba]5 Mesaba is a citizen of the United States (as defined in Section 40102(a)(15) of Title 49 of the United States Code) holding a carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of the United States Code (or any successor provision) for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo.

(k) Each employee benefit plan (as defined in the Employment Retirement Income Security Act of 1974, as amended (“ERISA”)) of each Borrower is in full compliance with all applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended, no steps have been taken to terminate any such plan and no contribution failure has occurred with respect to any such plan sufficient to give rise to a lien under ERISA, except in each case as could not be reasonably expected to result in a Material Adverse Effect.  No condition exists or event or transaction has occurred with respect to any such plan which might result in the incurrence by any Borrower of any material liability, fine or penalty.

(l) All factual information heretofore or contemporaneously furnished by or on behalf of any Borrower in writing to the Holder for purposes of or in connection with this Note or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of any Borrower in writing to the Holder will be, taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified, and such information is not, or shall not be,

5	Bracketed language to be deleted if Mesaba is no longer an air carrier.

as the case may be, incomplete by omitting to state any material fact necessary to make such information not materially misleading.

(m) (i) The fair value of the assets of the Borrowers and their subsidiaries, taken as a whole and on a consolidated basis, at a fair valuation, will exceed the debts and liabilities of the Borrowers and their subsidiaries, taken as a whole and on a consolidated basis, respectively.  (ii) The present fair salable value of the property of the Borrowers and their subsidiaries, taken as a whole and measured on a consolidated basis, is not less than the amount that will be required to pay the probable liability on the existing debts and other liabilities (including contingent liabilities) of the Borrowers and their subsidiaries, as they become absolute and mature. (iii) The Borrowers and their subsidiaries, taken as a whole and on a consolidated basis, will not have unreasonably small capital for the Borrowers and their subsidiaries to carry out their business as now conducted and as proposed to be conducted following the date of this Note.  (iv) No Borrower intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such Borrower, and of timing and amounts of cash to be payable on or in respect of debt of such Borrower)..

SECTION 4. Affirmative Covenants

.  So long as any amount under this Note remains unpaid, PAC will, and will cause each of its subsidiaries to:

(a) Maintain Property.  Keep all material tangible property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; maintain, with financially sound and reputable insurance companies, insurance on all of its material property (subject to customary deductibles), in at least such amounts and against at least such risks, as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and furnish to the Holder all information as to the insurance carried upon reasonable request.

(b) Business Activities.  Continue to engage solely in the business in which it is engaged on the date hereof and activities incidental and related thereto, except that Mesaba, Pinnacle East or PAI may merge with and into PAI, Pinnacle East or Mesaba (as the case may be) or Colgan; provided, that after giving effect to such merger no Default or Event of Default, which shall have occurred and be continuing.

(c) Books and Records.  Keep proper books of record and account in conformity with generally accepted accounting principles, and permit the Holder representatives to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all with reasonable advance written notice, at their own expenses, during normal business hours for no more than one time each year as long as no Event of Default has occurred and is continuing and subject to customary confidentiality obligations.

(d) Compliance with Laws etc.  Comply in all material aspects with all applicable laws, rules, regulations and orders, such compliance to include paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon any of its properties except to the extent contested in good faith and by appropriate proceedings promptly instituted and diligently pursued.

(e) Reporting Requirements.  Furnish to the Holder (it being agreed that the filing of any publicly available reports and registration statements with the Securities and Exchange Commission or any national securities exchange shall satisfy the relevant reporting requirement under this clause (e)):

(i) as soon as available and in any event within 45 days after the end of each of PAC’s first three quarters of each of its fiscal years, PAC’s consolidated balance sheets as of the end of such quarter and consolidated statements of income and stockholders’ equity for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by PAC’s chief financial officer;

(ii) as soon as available and in any event with 90 days after the end of each of PAC’s fiscal years, a copy of PAC’s annual report for such year containing financial statements for such year certified without a going concern or similar qualification and without a qualification as to the scope of the audit by Ernst & Young LLP or other independent public accountants reasonably acceptable to the Holder;

(iii) not later than 10 days after each date as of which liquidity is measured in accordance with Section 5(g), a statement of the cash and cash equivalents balance of PAC and its subsidiaries as of the close of such date;

(iv) as soon as possible and in any event within five days after any senior officer of any Borrower has actual knowledge of any Default or Event of Default continuing on the date of such statement, a statement of PAC’s chief financial officer setting forth details of such Default or Event of Default or event and the action which Borrowers have taken and propose to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all reports which PAC makes available to any of its security holders;

(vi) promptly after the filing or receiving thereof, copies of all material reports and notices which PAC or any of its subsidiaries files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which PAC or any of its subsidiaries receives from such corporation or any other government agency, in each case other than in the ordinary course of business; and

(vii) upon written request from the Holder on the basis of its reasonable belief that a Material Adverse Effect has occurred or is reasonably likely to occur, such other information respecting the condition or operations, financial or otherwise, of PAC or any of its subsidiaries, in each case subject to applicable confidentiality obligations.

All financial statements furnished pursuant to this clause (e) shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of financial statements described in clause (e) of Section 3.

(f) Air Carrier Status.  Cause PAI [and Mesaba]6 to remain a certificated air carrier in accordance with the provisions of clause (j) of Section 3 (except as permitted by clause (b) of this Section 4).

(g) Payment of Obligations.  Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations, except, in each case, to the extent any such obligation is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Further Assurances.  Promptly upon request by the Holder (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Note Document or other document or instrument relating to any Collateral, and (ii) execute and deliver any and all further documents, agreements and instruments, and take all further actions, (x) that may be required or advisable under applicable law or that the Holder may request, in order to effectuate the transactions contemplated by the Note Documents, (y) in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the liens and security interests created or intended to be created by the Note Documents and (z) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Holder the rights granted now or hereafter intended to be granted by the Borrowers to the Holder under any Note Document.

SECTION 5. Negative Covenants

.  So long as any amount under this Note remains unpaid, PAC will not, and will not permit any of its subsidiaries to:

(a) Debt.  Create or suffer to exist any Debt other than (i) Debt under this Note, (ii) Debt outstanding on the date hereof and indentified in Schedule I hereto, (iii) Debt created with the prior written consent of the Holder, (iv) Debt secured by a Permitted Lien, (v) Debt owed to any other Borrower and subordinated to the Debt under this Note and (vi) other unsecured Debt.

(b) Liens, etc.  Create or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with

6	Delete if at time no longer air carrier.

respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, other than (i) the Note Documents and (ii) Permitted Liens.

(c) Dividends.  Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any of its classes of capital stock, or purchase, redeem or otherwise acquire for value any shares of any of its classes of capital stock or any warrants, rights, or options to acquire any such shares, now or hereafter outstanding, except for cash dividends paid by any subsidiary of PAC to PAC.

(d) Loans and Advances.  Make any loan or advance to any Person, except for (i) any loan or advance to any Borrower, (ii) travel and other ordinary course of business advances to officers and employees and (iii) without limiting clause (i), other loans or advances to Persons who are not directors, officers, employees or affiliates of PAC or any of its subsidiaries in an aggregate outstanding principal amount with respect to all such other loans and advances not in excess of $5,000,000.

(e) Transactions with Affiliates.  Enter into any transaction or series of related transactions with any of its Affiliates, other than on terms and conditions substantially as favorable to it as would reasonably be obtained by it at that time in a comparable arms-length transaction with a Person other than an Affiliate.

(f) Mergers, etc.  PAC shall not merge or consolidate with or into any Person unless PAC is the surviving entity of such merger or consolidation and after giving effect to such merger or consolidation, no Default or Event of Default, shall have occurred and be continuing.

(g) Minimum Liquidity.  Permit the sum of all cash and cash equivalents of PAC and its subsidiaries to be less than $25,000,000 as of the close of business of the first six month ends after the Closing Date and $30,000,000 as of the close of business on the last day of each calendar month thereafter (and if such day falls on a day that is not a Business Day, then the first Business Day in the next calendar month); provided that the covenant in this clause (g) shall no longer be applicable at any time when the aggregate outstanding principal amount under this Note is less than $20,000,000.

(h) Financial Test.  Permit the ratio of Consolidated EBITDAR to Consolidated Fixed Charges for any period of four consecutive fiscal quarters ending on each date set forth below, to be less than the ratio opposite such date.

Four Consecutive Fiscal Quarter Period Ending	Ratio of Consolidated EBITDAR to Consolidated Fixed Charges
June 30, 2013, September 30, 2013, and December 31, 2013	1.05:1.00
March 31, 2014	1.075:1.00
June 30, 2014, September 30, 2014, and December 31, 2014	1.10:1.00
March 31, 2015 and the last day of each calendar quarter thereafter	1.15:1.00

SECTION 6. Events of Default

.  If any of the following events (“Events of Default”) occurs and is continuing:

(a) Borrowers fail to pay

(i) any principal of this Note when due;

(ii) any interest on this Note within five (5) Business Days after the date when due; or

(iii) any other amounts payable under this Note within ten (10) Business Days after the date when due;

(b) any representation or warranty made by any Borrower in or in connection with this Note proves to have been incorrect in any material respect when made;

(c) any Borrower fails to perform or observe any covenant or agreement contained in Section 5 and, if such failure can be remedied, such failure remains unremedied for seven (7) days after the earlier of (i) a Borrower obtaining knowledge of such failure and (ii) written notice thereof is given to Borrowers by Holder;

(d) any Borrower fails to perform or observe any other term, covenant or agreement contained in this Note or the Security Agreement on its part to be performed or observed and any such failure remains unremedied for thirty (30) days after the earlier of (i) a Borrower obtaining knowledge of such failure and (ii) written notice thereof is given to Borrowers by Holder;

(e) any event or condition occurs which results in the acceleration of the maturity of any indebtedness for borrowed money of any Borrower exceeding $3,000,000 in aggregate principal amount at the time outstanding or which permits (or, with the giving of notice or lapse of time or both, would enable) the holder of such indebtedness for borrowed money or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(f) any default occurs under any lease or leases by any Borrower as lessee of any real or personal property under which the aggregate rentals payable under such lease or all such leases in the aggregate exceed $3,000,000;

(g) (i) PAC or any of its subsidiaries admits in writing its inability to pay debts, or makes a general assignment for the benefit of creditors; (ii) any proceeding is instituted by or against PAC or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking appointment of a receiver, trustee or other similar official for PAC or any of its subsidiaries or for any substantial part of its property and such proceeding (if instituted against PAC or any of its subsidiaries) is not dismissed or stayed within 60 days of the commencement thereof; or (iii) PAC or any of its subsidiaries takes any corporate action to authorize any of the actions set forth in this clause (g);

(h) one or more final judgments or orders for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against any Borrower and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days;

(i) any Borrower fails to perform or observe any term, covenant or agreement contained in any other agreement with Holder or any of its affiliates on its part to be performed or observed which failure has resulted in an “event of default” (or similar term) thereunder;

(j) any of the following events shall occur with respect to any employee benefit plans of PAC or any of its subsidiaries, except in each case as could not be reasonably expected to result in a Material Adverse Effect: (i) the institution by any Borrower of any steps to terminate any such plan; (ii) or a contribution failure occurs with respect to any such plan sufficient to give rise to a lien under ERISA;

(k) Holder terminates any Connection Carrier Agreement;

(l) any material provision of any Note Document shall, for any reason (other than as specifically set forth therein), cease to be valid and binding on any Borrower, or any Borrower shall so assert in any pleading filed in any court or any material portion of any lien on the Collateral (as reasonably determined by the Holder) intended to be created by the Loan Documents shall cease to be or shall not be a valid and perfected lien having the priorities contemplated hereby or thereby; or

(m) Any Note Document after delivery thereof shall for any reason ceases to create a valid and perfected lien, with the priority required by the Note Documents on and security interest in any material portion of the Collateral (as reasonably determined by the Holder) purported to be covered thereby.

then, if any Event of Default described in the preceding clause (g) shall occur, the outstanding principal amount of this Note and other obligations hereunder and under each other Note Document shall automatically be and become immediately due and payable, without notice or demand.  If any Event of Default (other than any Event of Default described in the preceding clause (g)) shall occur for any reason, whether voluntary or involuntary, and be continuing, (i) the Holder may by notice to the Borrowers declare all or any portion of the outstanding principal amount of this Note and other obligations hereunder and under each other Note Document to be due and payable, whereupon the full unpaid amount of this Note and other obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and (ii) exercise any and all remedies under and in accordance with the Note Documents and under applicable law available to the Holder.  During the continuance of an Event of Default, at the election of the Holder, the principal amount outstanding hereunder shall accrue interest at a rate per annum equal to the sum of 2.0% plus the then applicable rate hereunder.

SECTION 7. Amendments, etc

.  No amendment to or waiver of any provision of this Note or any other document or instrument delivered in connection herewith, nor consent to any departure by any Borrower therefrom, will in any event be effective unless the same is in writing and signed by the Holder and the Borrowers and then such amendment, waiver or consent will be effective only in the specified instance and for the specific purpose for which given.

SECTION 8. Notices, etc

.  All notices and other communications provided for hereunder must be in writing (including facsimile communication) and mailed or facsimiled or delivered, if to Borrowers, at Pinnacle Airlines Corp., One Commerce Square, 40 South Main Street, 14th Floor, Memphis, TN 38103, Fax No: 901-348-4103, Attention: Chief Financial Officer, with a copy to: Pinnacle Airlines Corp., One Commerce Square, 40 South Main Street, 14th Floor, Memphis, TN 38103, Fax No: 901-348-4103, Attention: General Counsel (and notice given to such address shall be deemed to be notice to all Borrowers); and if to the Holder, at 1030 Delta Boulevard, Department 856, Atlanta, GA 30354, Fax No: 404-773-7345, Attention: Senior Vice President and Treasurer; or, as to Borrowers and the Holder, at such other address as designated by any party in a written notice to the other parties.  All such notices and communications will, when mailed or facsimiled, be effective when received in the mails or sent by facsimile (receipt confirmed), respectively, addressed as aforesaid.

SECTION 9. Accounting and Certain Other Terms

.  i)  All accounting terms not specifically defined herein shall be construed and consistently applied in accordance with those generally accepted accounting principles applied in the preparation of the financial statements referred to in clause (e) of Section 3, except as otherwise stated herein.

(a) In addition, for purposes of this Note, the following terms will have the following meanings:

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided, that in no event shall the Holder constitute an Affiliate of the Borrowers.

“Bankruptcy Court” means United States Bankruptcy Court for the Southern District of New York.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Business Day” means a day on which banks are not required or authorized to close in Atlanta, Georgia or Minneapolis, Minnesota.

“Closing Date” means [______________]7.

“Code” has the meaning set forth in the recitals.

“Collateral” means the “Collateral” as defined in the Security Agreement and any other assets pledged or in which a lien is granted pursuant to any Note Document, including, without limitation, any mortgaged property.8

“Connection Carrier Agreement” means (i) the Delta Connection Agreement, dated as of April 27, 2007, by and among PAC, PAI and Delta (the “2007 Connection Agreement”), (ii) the Third Amended and Restated Airline Services Agreement, dated as of April 1, 2012 by and among PAC, PAI and Delta (“ASA Connection Agreement”) and (iii) the Amended and Restated 2010 Delta Connection Agreement dated as of April 1, 2012 by and among PAC, PAI and Delta.

“Consolidated EBITDAR” shall for any period mean the consolidated operating income of PAC and its subsidiaries for such period plus (i) consolidated aircraft operating rental expenses of PAC and its subsidiaries for such period plus (ii) amortization and depreciation that were deducted in arriving at the amount of such consolidated operating income for such period plus (iii) interest income of PAC and its subsidiaries for such period, all as determined on a consolidated basis in accordance

7	Date of conversion.

8
Collateral shall be assets that the DIP Credit Facility has a lien on at emergence, which exclude (i) assets that are subject to the Existing Credit Agreement (as defined in the DIP Credit Facility), (ii) any assets to the extent that, and for so long as, such grant of a security interest therein would violate applicable law or regulation or, in the case of assets acquired after the Closing Date, such grant of a security interest therein would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets in each case after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition) and (iii) other assets identified by Delta.

with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the financial statements referred to in clause (e) of Section 3 plus (iv) all fees, costs and expenses (including, without limitation, all restructuring costs and expenses, professional fees and other charges), write-downs and payments payable by the Borrowers in connection with the Cases, the Plan and the Note Documents plus (v) fees, costs and expenses incurred as a result of Delta accelerating the removal of aircraft pursuant to Article II.C(y) of the 2007 Connection Agreement.

“Consolidated Fixed Charges” shall for any period mean the total consolidated interest expense of PAC and its subsidiaries (excluding interest expense on any aircraft indebtedness and any aircraft parts indebtedness in respect of the CR- 900 Aircraft) payable or paid in cash for such period (calculated without regard to any limitations on the payment thereof) plus the total consolidated aircraft operating rental expenses of PAC and its subsidiaries for such period plus the principal amount of all scheduled amortization payments on all Debt, all as determined on a consolidated basis in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the financial statements referred to in clause (e) of Section 3.  The total consolidated interest expense and principal amount of scheduled amortization payments for the period of four consecutive quarters ended on June 30, 2013 shall be calculated as the total consolidated interest expense and principal amount of scheduled amortization payments for the calendar quarter ended on June 30, 2013 times four; the total consolidated interest expense and principal amount of scheduled amortization payments for the period of four consecutive quarters ended on September 30, 2013 shall be calculated as the total consolidated interest expense and principal amount of scheduled amortization payments for the period of two consecutive calendar quarters ended on September 30, 2013 times two; and the total consolidated interest expense and principal amount of scheduled amortization payments for the period of four consecutive quarters ended on December 31, 2013 shall be calculated as the total consolidated interest expense and principal amount of scheduled amortization payments for the period of three consecutive calendar quarters ended on December 31, 2013 times 4/3.

        “CR-900 Aircraft” means the aircraft operated by a Borrower pursuant to the 2007 Connection Agreement.

“Debt” means, when used with reference to any Person:

(i) indebtedness of such Person for borrowed money,

(ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) obligations of such Person to pay the deferred purchase price of property or services (other than trade debt on customary terms incurred in the ordinary course of business),

(iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, consistently applied, recorded as capital leases,

(v) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and

(vi) liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA, together with the regulations thereunder, in each case as in effect from time to time.

“Default” shall mean any event or condition which, upon the giving of notice or expiration of any cure period or both would, unless cured or waived, constitute an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and any casualty or condemnation (it being agreed that collections of account receivables, use or other disposition of cash or cash equivalents and disposition of assets among the Borrowers shall not be deemed Disposition of Collateral).

“DIP Credit Facility” shall have the meaning set forth in the recitals to this Secured Promissory Note.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of PAC and its subsidiaries, taken as a whole, (b) the validity or enforceability of this Note, the Security Agreement or the rights and remedies of the Holder hereunder or thereunder (c) the ability of any Borrower to pay its obligations under this Note or any other Note Document or (d) a material adverse effect on the Collateral or the liens in favor of the Holder on the Collateral or the priority of such liens.

“Net Cash Proceeds” means proceeds received by any Borrower after the Closing Date in cash or cash equivalents from any Disposition of Collateral in each case, net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof, (ii) reserves provided, to the extent required by GAAP, against any liabilities that are directly attributed to such Disposition and (iv) any amount payable to a Person that is not an Affiliate of a Borrower which is secured by the assets subject to such solely to the extent the such Person’s security is senior in right of payment to the Holder; provided, that, if (i) PAC shall deliver an Officer’s Certificate to the Holder promptly following receipt of any such proceeds setting forth PAC or the applicable Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of PAC and its subsidiaries which shall be subject to a first priority Lien under the Note Documents within 6 months of such receipt and (ii) no Default or Event of Default exists at the time of delivery of such notice or at the time of reinvestment of such Net Cash Proceeds, such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent not, within 6 months of such receipt, so used; provided, further, that no Net Cash Proceeds calculated in accordance with the foregoing realized in any fiscal year shall constitute Net Cash Proceeds in such fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $1,000,000.

“Note Documents” means, collectively, (i) this Secured Promissory Note, (ii) the Security Agreement, (iii) each aircraft mortgage, real estate mortgages, security agreement, pledge agreement, deposit account control agreement, securities account control agreement, intellectual property security agreement and each other agreement to which a Borrower is a party and that creates or purports to create a lien in any Collateral in favor of the Holder and (iv) any amendment, modification or supplement to any of the foregoing.

“Permitted Liens” means: (i) liens securing Debt under this Note; (ii) liens existing on the date of this Note and listed in Schedule II hereto; (iii) liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (iv) landlords’, carriers’, workmen’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s, employees’ or other like liens arising in the ordinary course of business with respect to amounts which are not yet delinquent or that are being contested in good faith by appropriate proceedings; (v) pledges or deposits made in the ordinary course of business in connection with (a) leases, performance bonds or similar obligations, (b) workers’ compensation, unemployment insurance and other social security legislation or (c) securing the performance of surety bonds and appeal bonds required (I) in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrowers or (II) in connection with judgments that do not give rise to an Event of a Default; (vi) with respect to real property or interests therein, easements, licenses, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or liens disclosed in title reports; and (vii) liens on any property other than the Collateral (as such term is defined in the Security Agreement).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means [COMPLETE TITLE OF PLAN], which shall be in form and substance reasonably acceptable to the Holder.

“Repayment Date” has the meaning set forth in the recitals.

“Security Agreement” means that certain Security and Pledge Agreement, dated as of the date hereof, by and among the Borrowers and Holder.

“Transactions” means, collectively, (i) the transactions in connection with and as contemplated by the Note Documents, (ii) the consummation of the Plan and (iii) all other related transactions, including the payment of fees and expenses in connection therewith

(b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restriction on assignment set forth herein) and, in the case of any governmental authority, any other governmental authority that shall have succeeded to any or all of the functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Secured Promissory Note in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Secured Promissory Note and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 10. Conditions Precedent.  The Borrowers shall have no rights under this Note and the Holder shall not be obligated to advance any funds to the Borrowers hereunder, or to take, fulfill, or perform any other action hereunder, until the following conditions have been fulfilled to the reasonable satisfaction of the Holder:

(a) Note Documents.  This Secured Promissory Note, the Security Agreement and each other Note Document required hereunder shall have been executed and delivered, in form, scope and substance reasonably satisfactory to the Holder, to the Holder, and the Holder shall have a first priority perfected security interest (subject to Permitted Liens) in all Collateral.

(b) The Plan.  The Plan shall be reasonably acceptable to the Holder and shall have been approved by all necessary parties and confirmed by the Bankruptcy Court in the Cases.

(c) Governmental Approvals.  All necessary governmental (domestic and foreign), Bankruptcy Court and third party orders, approvals and consents in connection with the Plan and otherwise referred to therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the judgment of the Holder, restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Plan or otherwise referred to therein. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Plan, this Secured Promissory Note or the other Note Documents.

(d) Officer’s Certificate.  The Holder shall have received an Officer’s Certificate from the Borrowers certifying (i) as to the truth of the representations and warranties contained in the Note Documents as though made on and as of the Closing Date and (ii) compliance with the conditions precedent set forth in this Section 10.

(e) Representations and Warranties.  All representations and warranties shall be true and correct on and as of the Closing Date (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct as of the respective date or for the respective period, as the case may be), after giving effect to the Transactions, as though made on and as of such date.

(f) Absence of Defaults.  No Default or Event of Default shall have occurred and be continuing, or would result from consummation of the Transactions.  No Default (as defined in the DIP Credit Facility) or Event of Default (as defined in the DIP Credit Facility) shall have occurred and be continuing.

(g) Corporate Documents.  The Holder shall have received copies of (i) resolutions of each Borrower authorizing the transactions contained herein, (ii) a secretary’s certificate of each Borrower, (iii) a good standing certificate of each Borrower certified by the Secretary of State of the State of the jurisdiction of incorporation or organization of the Borrowers or Guarantor, as applicable, and (iv) incumbency certificates of each Borrower, each in form and substance reasonably satisfactory to the Holder.

(h) Notice.  The Holder’s shall have received a written notice from the Borrower electing to convert amounts outstanding under the DIP Credit Facility to amounts outstanding under this Secured Promissory Note at least ten (10) business days prior to the Closing Date.

(i) Payment of Fees and Expenses.  The Borrowers shall have paid to the Holder the then unpaid balance of all accrued and unpaid costs and expenses then due, owing and payable to the Holder under and pursuant to Note Documents (including the fees and out-of-pocket expenses of counsel to the Holder) as to which invoices have been issued and presented on or before the Closing Date.

(j) Insurance.  The Holder shall have received certificates of insurance with respect to insurance maintained by the Borrowers, as the case may be, which certificates evidence compliance by the Borrowers with the insurance requirements set forth herein and in the Note Documents as of the Closing Date and the Holder shall have been named as loss payees with respect to all Collateral and additional insureds (as their interests may appear), on such policies of insurance of the Borrowers as the Holders as specified in the Note Documents.

SECTION 11. Costs and Expenses

.  Each Borrower jointly and severally agrees to pay on demand all (a) all costs and expenses of the Holder associated with the preparation, execution, delivery and administration of the Note Documents and any amendment or waiver with respect thereto (including the fees, disbursements and other charges of counsel (including local, conflicts and special counsel as necessary) and, to the extent in “work out” or restructuring, financial advisors for the Holder), (b) all expenses of the Holder (including the fees, disbursements and other charges of counsel (including local, conflicts and special counsel) for the Holder) and financial advisors in connection with the enforcement of the Note Documents and (c) all expenses associated with collateral monitoring, collateral reviews and appraisals, environmental reviews and fees and expenses of other advisors and professionals engaged by the Holder.

SECTION 12. Right of Set-off

.  Upon the occurrence and during the continuance of any Event of Default, the Holder hereof is hereby authorized at any time and from time to time, without notice to Borrowers (any such notice being expressly waived), to set off and apply any and all obligations at any time owing by such holder to or for any Borrower’s credit or account against any and all of such Borrower’s obligations now or hereafter existing under this Note or any other document or instrument delivered in connection herewith, irrespective of whether or not such holder has made any demand under this Note or any other document or instrument delivered in connection herewith, and although such obligations may be unmatured.  The Holder’s rights under this Section 12 are in addition to other rights and remedies (including other rights of set-off) which it may have and, so long as Delta or any of its affiliates are the sole Holders, are in addition to Holder’s right to cause payments of principal hereof and interest hereon to be made by deductions from amounts payable to Borrowers under the Connection Carrier Agreements in the manner set forth therein.

SECTION 13. Indemnification and Survival

.  Each Borrower hereby jointly and severally indemnifies, exonerates and holds the Holder (including Delta) and each of its affiliates, officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, damages and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment and any Borrower; or

(b) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Borrower of any hazardous material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any environmental law), regardless of whether caused by, or within the control of, such Borrower, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct as determined by a non-appealable order of a court of competent jurisdiction, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, each Borrower hereby jointly and severally agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  Each Borrower’s obligations under this Section 13 and under Section 11 shall in each case survive the payment in full of all obligations hereunder.

SECTION 14. Assignment

.  The rights and obligations of the Borrowers may not be assigned by the Borrowers without the prior written consent of the Holder, which consent may be granted or withheld in the Holder’s sole discretion.  The Holder may assign at any time this Note to any other Person with, so long as no Event of Default has occurred and is continuing, the consent of the Borrowers (such consent not to be unreasonably withheld, delayed or conditioned), in which event, the assignee shall have, to the extent of such assignment, the same rights and benefits as it would have if it were the Holder, except as otherwise provided by the terms of such assignment or participation.  Upon a valid assignment of a party’s rights and obligations under this Note, this Note shall inure to the benefit of and be binding upon the successors and permitted assigns and transferees of the Borrowers and the Holder.

SECTION 15. Governing Law

. THIS NOTE AND EACH OTHER DOCUMENT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

SECTION 16. Forum Selection and Consent to Jurisdiction

.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE AND THE OTHER RELATED DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR

PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 8 OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTIES SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

SECTION 17. Waiver of Jury Trial

.  EACH BORROWER AND HOLDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR THE SECURITY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF IT.

SECTION 18. Joint and Several Obligations

.  The obligations of the Borrowers hereunder are joint and several.  Each Borrower agrees that its obligations are a primary obligation of such Borrower and not merely a contract of surety.  Each Borrower waives presentation to, demand for payment from and protest to such Borrower or any other Borrower, and also waives notice of protest for nonpayment.  The obligations of Borrowers hereunder shall not be affected by (i) the failure of the Holder to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Note or otherwise, (ii) any extension or renewal of any provision hereof, (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Note, the Security Agreement or any other Note Document, (iv) the release, exchange waiver or foreclosure of any security held by the Holder, (v) the failure of the Holder to exercise any right or remedy against any Borrower, or (vi) the release or substitution of any collateral.  Each Borrower further waives any right to require that any resort be had by the Holder to any security held for payment of this Note or to any balance of any deposit, account or credit on the books of the Holder in favor of any Borrower.

Each Borrower hereby waives any defense that it might have based on a failure to remain informed of the financial condition of any other Borrower and any circumstances affecting the ability of any other Borrower to perform under this Note.  Each Borrower’s obligations hereunder shall not be affected by the genuineness, validity, regularity or enforceability of this Note, the Security Agreement or any other Note Document or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance which might otherwise constitute a defense to such obligations.

The obligations of the Borrowers hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration, or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegally or unenforceability of such obligations.  Without limiting the generality of the foregoing, the obligations of the Borrowers hereunder shall not be discharged or impaired or otherwise affected by failure of the Holder to assert any claim or demand or to enforce any remedy under this Note or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of such obligations, or by any other act or thing or omission or delay or do any other act or thing which may or might in any manner or to any extent vary the risk of any Borrower or would otherwise operate as a discharge of any Borrower as a matter of law.

Each Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any obligation hereunder is rescinded or must otherwise be restored by Holder upon the bankruptcy or reorganization of such Borrower or otherwise.

Upon payment by any Borrower of any sums to the Holder hereunder, all rights of such Borrower against any other Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment  to the prior payment in full of all the obligations of the Borrowers hereunder (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of a Borrower whether or not post filing interest is allowed in such proceeding).  If any amount shall be paid to such Borrower for the account of any other Borrower relating to the obligations hereunder, such amount shall be held in trust for the benefit of the Holder and shall forthwith be paid to the Holder to be credited and applied to the obligations hereunder, whether matured or unmatured.

PINNACLE AIRLINES CORP.

By:              /s/ Brian T. Hunt
Name:           Brian T. Hunt
Title:           Vice President and General Counsel

PINNACLE AIRLINES, INC.

By:              /s/ Brian T. Hunt
Name:           Brian T. Hunt
Title:           Vice President and General Counsel

MESABA AVIATION, INC.

By:              /s/ Brian T. Hunt
Name:           Brian T. Hunt
Title:           Vice President

PINNACLE EAST COAST OPERATIONS INC.

By:              /s/ Brian T. Hunt
Name:           Brian T. Hunt
Title:           Vice President and General Counsel

COLGAN AIRLINES, INC.

By:              /s/ Brian T. Hunt
Name:           Brian T. Hunt
Title:           Vice President and General Counsel

Acknowledged and Agreed:

DELTA AIR LINES, INC.

By:                       /s/ Donald T. Bornhurst

Name:                      Donald T. Bornhorst

Title:  Senior Vice President – Delta Connection

SCHEDULE I

to Secured Promissory Note

DEBT

SCHEDULE II
to Secured Promissory Note

LIENS

SCHEDULE 3(c)
to Secured Promissory Note

FILINGS

April 23, 2012

Pinnacle Airlines Corp.
One Commerce Square
40 S. Main St.
Memphis, TN
Attention:  Sean E. Menke
Facsimile:  (901) 348-4178

Ladies and Gentlemen:

On April 1, 2012, you and your subsidiaries each elected to file a chapter 11 proceeding (together the “Bankruptcy Cases”) in United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  You have advised Delta Air Lines, Inc. (“Delta”, the “Commitment Party,” “we” or “us”) that, in connection with the Bankruptcy Cases, you intend to obtain debtor-in-possession financing.

Delta is pleased to advise you of its commitment, and hereby commits to provide 100% of a $74,285,000 senior secured super-priority debtor-in-possession credit facility (the “DIP Credit Facility”) to Pinnacle Airlines Corp., a Delaware corporation (“Pinnacle”), Pinnacle Airlines, Inc., a Georgia corporation (“Pinnacle Georgia”), Pinnacle East Coast Operations Inc., a New York corporation (“Pinnacle East Coast”), Mesaba Aviation, Inc., a Minnesota corporation (“Mesaba”) and Colgan Air, Inc., a Virginia corporation (“Colgan”; and together with Pinnacle, Pinnacle Georgia, Pinnacle East Coast and Mesaba, each individually a “Company” and collectively, the “Companies”) on the terms and conditions set forth herein and in the Summary of Terms and Conditions of the $74,285,000 Senior Secured Debtor-in-Possession Facility attached hereto as Annex A (the “Term Sheet”).  The Term Sheet, together with this Amended and Restated Commitment Letter, hereinafter is referred to as the “Commitment Letter.”

Delta shall act as the administrative agent and the collateral agent with respect to the DIP Credit Facility.  The undersigned agrees that, without the prior written consent of the Commitment Party, (i) no additional agents or co-agents shall be appointed, or other titles conferred to any person or entity, in respect of the DIP Credit Facility, and (ii) no other lender under the DIP Credit Facility shall receive any compensation of any kind for its participation in the DIP Credit Facility.

Each Company agrees to pay (a) all costs and expenses of the Commitment Party and all other agents under the DIP Credit Facility associated with (i) the preparation, negotiation, execution, delivery, administration and enforcement of this Commitment Letter (including the Term Sheet) and the definitive documents relating to the DIP Credit Facility (the “Credit Facility Documentation”) and any amendment or waiver with respect thereto and (ii) the preparation, negotiation, execution and delivery of the Delta Connection Amendments  (in each case, including the fees, disbursements and other charges of counsel and financial advisors for the Commitment Party and all other agents under the DIP Credit Facility), (b) all expenses of the Commitment Party and all other agents under the DIP Credit Facility (including the fees, disbursements and other charges of counsel and financial advisors for the Lenders) in connection with the enforcement of the Credit Facility Documentation and (c) all expenses associated with collateral monitoring, collateral reviews and appraisals, diligence, environmental reviews and fees and expenses of the Commitent Party and advisors and professionals engaged by the Commitment Party and all other agents under the DIP Credit Facility.

The Companies, jointly and severally, further agree to indemnify and hold harmless the Commitment Party, all other agents under the DIP Credit Facility, their affiliates, and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) against any and all losses, claims, damages, costs, expenses (including fees, and expenses of attorneys and financial advisors) or liabilities of every kind whatsoever (collectively, the “Indemnified Obligations”) to which any of the Indemnified Parties may become subject in connection with this Commitment Letter, the DIP Credit Facility, the use or the proposed use of the proceeds thereof, the Bankruptcy Cases (solely in respect of the Commitment Party’s capacity as the Commitment Party, Administrative Agent (as defined in the Term Sheet) and/or the Lender (as defined in the Term Sheet), any other financing transaction contemplated by this Commitment Letter, any other transaction related thereto and any claim, litigation, investigation or proceeding relating to any of the foregoing and to reimburse each such Indemnified Party upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, except that no Company shall be liable for any Indemnified Obligations of any Indemnified Party to the extent any of the foregoing is determined by a final and non-appealable order of a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnified Party.  These Indemnified Obligations will continue notwithstanding any termination of this commitment or the Commitment Letter.

Each Company agrees that all information (including but not limited to projections, the “Information”) provided by or on behalf of you and your affiliates to the Commitment Party in connection with the DIP Credit Facility and the Bankruptcy Cases may be disseminated by or on behalf of the Commitment Party and made available to prospective lenders and other persons who have agreed to be bound by customary confidentiality undertakings acceptable to the Commitment Party (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at prospective lender or other meetings).

You hereby represent, warrant and covenant (and it shall be a condition to the Commitment Party’s commitment hereunder and Delta’s agreement to perform the services described herein) that (a) all written Information, other than the projections, budgets, estimates or forward-looking statements, that has been or will be made available to the Commitment Party or any other Lender by or on behalf of you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and (b) the projections, budgets, estimates and forward-looking statements that have been or will be made available to the Commitment Party by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon accounting principles consistent with the historical audited financial statements of the Companies, if applicable, and upon assumptions and methods that are believed by you to be reasonable, at the time made and at the time the related projections, estimates and forward-looking statements are made available to the Commitment Party.  You agree that if at any time prior to the closing of the DIP Credit Facility, any of the representations and warranties in the preceding sentence would be incorrect if the Information was being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information so that such representations will be correct under those circumstances.  In providing the DIP Credit Facility, the Commitment Party will be entitled to use and rely primarily on the Information without responsibility for independent verification thereof.

Each Company agrees that it shall not (and shall cause its affiliates not to), without the prior written consent of the Commitment Party attempt or agree to offer, issue, place, syndicate or arrange any debt securities or debt facilities for the Companies or any other obligor with respect to the DIP Credit Facility or make or authorize any announcement of any of the foregoing.

The obligations of the Commitment Party under this Commitment Letter are subject to, in addition to the other conditions set forth herein, and in the Term Sheet and in the definitive documentation for the DIP Credit Facility, (i) the execution and delivery of an amendment to each Delta Connection Agreement (as defined in the Term Sheet) in form and substance agreed by parties thereto (the “Delta Connection Amendments”), which Delta Connection Amendments shall be attached to the DIP motion in redacted form and such Delta Connection Amendments shall be in full force and effect, (ii) the absence, during the period from the date hereof to the closing of the DIP Credit Facility, of any change, development or event that has occurred (other than the commencement of the Bankruptcy Cases, events leading up to the commencement of the Bankruptcy Cases and matters otherwise disclosed in writing to Delta on or prior to the date hereof), which the Commitment Party shall determine has had or could reasonably be expected to have a material adverse effect on the transactions (provided, that solely the filing of an objection by any party in interest to the DIP Credit Facility, this Commitment Letter or the Amendments in the Bankruptcy Cases shall not constitute such a material change, development or event), (iii) the execution and delivery of the Credit Facility Documentation, satisfactory in form and substance to the Commitment Party on terms substantially consistent with the Term Sheet, and (iv) our not having discovered or otherwise becoming aware of information not previously disclosed to us that we believe to be materially inconsistent with the information provided to us (including pursuant to public filings) prior to the date hereof, of (x) the business, assets, properties, liabilities, operations, condition (financial or otherwise), operating results, or prospects of the Companies, taken as a whole or (y) the transactions contemplated hereby.

This Commitment Letter shall not be assignable by you without the prior written consent of us (and any purported assignment without such consent shall be null and void), and is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Parties.  The Commitment Party may transfer and assign its commitments hereunder, in whole or in part, to any of its affiliates or (not to be unreasonably withheld, delayed or conditioned) to any prospective lender or otherwise.  Upon such assignment, the applicable Commitment Party shall be released from the portion of its commitment hereunder that has been so transferred and assigned.

It is understood and agreed that this Commitment Letter shall not constitute or give rise to any obligation on the part of the Commitment Party, any other agent or lender under the DIP Credit Facility, or any of their respective affiliates to provide any financing, except as expressly provided herein.

You acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and the Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Delta has advised or is advising you on other matters, (ii) the Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Delta, (iii) you are capable of evaluating and understanding, and you understand, and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (iv) you have been advised that Delta is engaged in a broad range of transactions that may involve interests that differ from your interests and that Delta has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (v) you waive any claims you may have against the Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Delta shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.  Additionally, you acknowledge and agree that the Commitment Party is not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and the Commitment Party shall have no responsibility or liability to you with respect thereto.  Any review by the Commitment Party of the Companies, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Party and shall not be on behalf of you or any of your affiliates.

Each Company agrees that in any action arising in connection with this Commitment Letter or any transaction contemplated hereby the only damages that may be sought from the Commitment Party, all other agents and lenders under the DIP Credit Facility, or any of their affiliates or any Indemnified Party are those which are reasonably foreseeable as the result of any breach hereof.  The Commitment Party, all other agents and lenders under the DIP Credit Facility and their affiliates shall not be liable under this Commitment Letter or any Credit Facility Documentation (i) for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of the Commitment Party, or (ii) in respect of any act, omission or event relating to the transaction contemplated hereby or thereby, on any theory of liability for any special, indirect, exemplary, consequential or punitive damages.

This Commitment Letter is for Companies’ confidential use only and may not be disclosed by any Company to any person other than (i) its respective employees, directors, attorneys and financial advisors (but not commercial lenders) and then only in connection with the proposed transaction and on a confidential need-to-know basis, (ii) where in the Companies’ reasonable judgment, disclosure is required by law or compelled in a judicial or administrative proceeding. including, without limitation, the Bankruptcy Court (in which case you agree to inform the Commitment Party promptly thereof), (iii) the Company may file this Commitment Letter (including the Term Sheet) with the Bankruptcy Court pursuant to a motion, in form and substance acceptable to the Commitment Party, seeking approval of the terms of the Commitment Letter (including the Term Sheet) and the DIP Credit Facility, (iv) with the Commitment Party’s prior written consent to the proposed disclosure and (v) to any official committee appointed in the Bankruptcy Cases (and their advisors) so long as you obtain from the applicable persons or entities a confidentiality agreement with respect to such information in form and substance acceptable to the Commitment Party.  The Commitment Party reserves the right to review and approve, in advance, all materials, press releases, advertisements, and disclosures that you or your affiliates prepare that contain the Commitment Party’s or any affiliate’s name or describe the Commitment Party’s financing commitment.

The Term Sheet is intended to be indicative of the principal terms of the DIP Credit Facility and does not purport to specify all of the terms, conditions, representations and warranties, covenants and other provisions that will be contained in the final Credit Facility Documentation; provided, that the terms of the final Credit Facility Documentation shall be substantially consistent with the Term Sheet and the Companies and the Lenders agree to negotiate the final Credit Facility Documentation in good faith.

IF THIS COMMITMENT LETTER OR ANY ACT, OMISSION OR EVENT HEREUNDER OR THEREUNDER BECOMES THE SUBJECT OF A DISPUTE, EACH OF THE UNDERSIGNED HEREBY WAIVES TRIAL BY JURY (TO THE EXTENT PERMITTED BY APPLICABLE LAW). Each Company hereby consents and agrees to the exclusive jurisdiction of (i) the Bankruptcy Court upon the commencement of the Bankruptcy Cases and, (ii) if such cases are not commenced or the Bankruptcy Court declines to exercise jurisdiction, the state or federal courts located in New York County, State of New York in any action, investigation, litigation or proceeding arising out of or relating to this Commitment Letter or any transaction relating hereto, provided that the parties acknowledge that any appeals from those courts may have to be by a court located outside of such jurisdiction.  Each Company hereby expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection which any of them may have based on lack of personal jurisdiction, improper venue or inconvenient forum.  This Commitment Letter shall be governed by and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state.

The provisions of this letter and the Term Sheet relating to “information”, “expenses”, “confidentiality”, “indemnity”, “assignments and amendments”, “counterparts and governing law”, “venue and submission to jurisdiction” and “waiver of jury trial” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the DIP Credit Facility closes; provided that this Commitment Letter and the Term Sheet shall be superseded by the definitive Credit Facility Documentation upon the closing of the DIP Facility.

This Commitment Letter supersedes all prior discussions, writings, indications of interest and proposals with respect to the DIP Credit Facility previously delivered to you or your affiliates by the Commitment Party or any of its affiliates.  Please indicate your acceptance of this commitment and return a signed copy of this Commitment Letter to the Commitment Party.  This commitment and the agreements of the Commitment Party herein will expire at 11:00 p.m., New York time, on April 23, 2012, unless on or prior to such time the Commitment Party shall have received a copy of this Commitment Letter executed by you.  Notwithstanding acceptance of this Commitment Letter, the commitment and the agreements of the Commitment Party herein will automatically terminate unless definitive Credit Facility Documentation is executed on or before May 18, 2012.  Upon expiration or termination of the commitment contained herein, the Commitment Party and its affiliates shall have no liability or obligation hereunder.  Termination of this commitment shall not affect your obligations hereunder, including your obligations to pay any costs or expenses provided for herein or in any other agreements entered into between you and the Commitment Party.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each lender may be required to obtain, verify and record information that identifies each Company, which information includes the name, address, tax identification number and other information regarding each Company that will allow such lender to identify each Company in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each lender.

This Amended and Restated Commitment Letter supersedes in its entirety that certain Commitment Letter, dated as of April 1, 2012, by and among the Companies and Delta.

[Remainder of page intentionally left blank]

We look forward to working with you and the management team of Pinnacle Airlines Corp. on this transaction.

Sincerely,

DELTA AIR LINES, INC.

By: /s/ Donald T. Bornhurst
Name: Donald T. Bornhurst
Title: Vice President, Delta Connection

ACCEPTED AND AGREED

 PINNACLE AIRLINES CORP.

By: /s/ Brian T. Hunt
Name: Brian T. Hunt
Title: Vice President/General Counsel

PINNACLE AIRLINES, INC.

By:   /s/ Brian T. Hunt
Name: Brian T. Hunt
Title: Vice President/General Counsel

PINNACLE EAST COAST OPERATIONS INC.

By:  /s/ Brian T. Hunt
Name: Brian T. Hunt
Title: Vice President/General Counsel

MESABA AVIATION, INC.

By:  /s/ Brian T. Hunt
Name: Brian T. Hunt
Title: Vice President/General Counsel

COLGAN AIR, INC.

By: /s/ Brian T. Hunt
Name: Brian T. Hunt
Title:Vice President/General Counsel

Annex A

See attached